Exhibit 99.2

Steve Sanghi to Succeed Current Impinj Board Chair This Year;

Meera Rao Joins the Impinj Board of Directors

SEATTLE, February 3, 2022 – Impinj, Inc. (NASDAQ: PI), a leading RAIN RFID provider and Internet of Things pioneer, today announced that Director Steve Sanghi will become Impinj Board Chair after Peter van Oppen’s current term ends. Mr. van Oppen has decided not to stand for reelection this year.

“Our board continues to evolve,” said Mr. van Oppen. “After chairing the board for the past eight years, I am delighted that our current director Steve Sanghi has agreed to serve as Impinj’s next Board Chair. Steve’s experience as the long-term CEO and current Executive Chair of Microchip brings an extraordinary level of knowledge and insight to Impinj.”

The company also announced that Meera Rao has joined Impinj’s board of directors. “We are thrilled to welcome Meera Rao to the Impinj board,” said Mr. van Oppen. “Meera’s accomplishments throughout her history as a semiconductor and technology industry executive with over 25 years of expertise in finance and operations will provide strong guidance as we continue to grow the Impinj business.”

“I’m excited to join the Impinj board at such a pivotal time in the company’s growth trajectory,” Ms. Rao commented. “The Impinj team is passionate about the potential for expanding the RAIN RFID industry and is driving growth through active customer engagement and new vertical markets. I look forward to helping Impinj deliver on this ambitious vision.”

Ms. Rao has more than 25 years of experience in high-tech companies. She currently serves as a director and audit committee chair on the board of Rambus (Nasdaq: RMBS), a premier chip and silicon IP provider. Previously, she was CFO at Monolithic Power Systems (Nasdaq: MPWR), a high-performance power solutions company. Ms. Rao has also held executive positions at Integration Associates, Atrica, Raza Foundries, nVIDIA, and AMD. She is a certified public accountant (inactive) and holds a master’s degree in business administration from the University of Rochester in New York.

Impinj also announced that Board Member Theresa Wise has decided to not stand for reelection this year. Accordingly, the company anticipates the board reducing to seven members as of Impinj’s Annual General Meeting.

“I am excited by the energy and experience that both Steve and Meera bring to their new roles on Impinj’s board,” said Chris Diorio, founder, CEO and Vice-Chair of Impinj. “I also want to express my heartfelt appreciation to Peter and Theresa for their support and guidance to me personally, as well as for their many contributions to Impinj, over the years. I will miss them on our board and I wish them both the very best in their future endeavors.”

About Impinj:

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

Andy Cobb, CFA

Vice President, Strategic Finance

+1-206-315-4470

ir@impinj.com

Media Relations

Jill West

Vice President Strategic Communications

+1 206-834-1110

jwest@impinj.com